Chico's FAS, Inc.	CHS	Q4 2020 Earnings Call	Mar. 2, 2021
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corrected transcript

Exhibit 99.1

PARTICIPANTS

Corporate Participants
David M. Oliver – Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.
Molly Langenstein – Chief Executive Officer, President & Director, Chico’s FAS, Inc.

Other Participants
Susan Anderson – Analyst, B. Riley FBR, Inc.
Marni Shapiro – Analyst, The Retail Tracker
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC

MANAGEMENT DISCUSSION SECTION
Operator: Welcome to Chico’s FAS Fourth Quarter and Fiscal Year End 2020 Conference Call and Webcast. All participants will be in listen-only mode. Please note, this call is being recorded.

I would now like to turn the call over to David Oliver, Interim Chief Financial Officer and Senior Vice President, Controller. Mr. Oliver, please go ahead.

David M. Oliver, Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.
Good morning, and welcome to the Chico’s FAS fourth quarter and fiscal year 2020 conference call and webcast. Molly Langenstein, our CEO and President, also joins me today. For reference, our earnings release can be found on our website at www.chicosfas.com and under Press Releases on the Investor Relations page.

Today’s comments will include forward-looking statements regarding our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speaks only as of today’s date. You should not unduly rely on forward-looking statements. Important factors that could cause actual results or events to differ materially from those projected are implied by our forward-looking statements are included in our earnings release issued this morning in our SEC filings and in the comments that are made on this call. We disclaim any obligations to update or revise any information discussed on this call, except as may be otherwise required by law.

And with that, I’ll turn the call over to Molly.

Molly Langenstein, Chief Executive Officer, President & Director, Chico’s FAS, Inc.
Thank you, David, and good morning, everyone. Although 2020 and pandemic uncertainty created a sales environment that was challenging as reflected in our results, we successfully navigated this extraordinary landscape, while also creating a solid foundation that we believe positions us for our return to growth in 2021 and the years ahead.

We rapidly accelerated our transformation to a digital-first company, fast tracking numerous innovation and technology investments, which drove higher consumer engagement and year-over-year digital sales increase of nearly 20%, led by Soma’s digital sales increase of 72%.

As a brand, Soma generated comparable sales growth for the last seven months in fiscal 2020. And according to the NPD Group, for the 12 months ended January 2021, Soma’s growth exceeded that of the US apparel market and the market leader for non-sport bras and panties, and was in the top-five brands overall in the sleepwear market.

I am also pleased to report that Soma’s sales for the back half of fiscal 2020 were the highest in the history of the brand. We believe this is compelling evidence Soma is well positioned to accelerate recent market share gains.

Our enhanced marketing efforts drove traffic as well as new customers to our brands, and newly acquired customers were retained at a meaningfully higher rate than fiscal 2019. The average age of our new customers dropped 10 years for Chico’s and 8 years for Soma. And the average age for the new White House Black Market customers complemented the current target customer, reinforcing the runway for all three brands.

Our new apparel selections resonated with customers. We relaunched Zenergy in Chico’s with new fabrication, styling and marketing, and also increased our gifting assortment and key item depth which showed positive results. At White House Black Market, we pivoted to casualization and launched luxe weekend, new runway leggings and a focus on denim that customers loved.

We significantly enhanced our liquidity and financial flexibility by amending and extending our credit facility to $300 million and ended the year with a solid cash position. We obtained landlord commitments of $65 million in rent abatements and reductions and further rationalized our real estate position by permanently closing 40 underperforming locations over the last year. And we substantially streamlined our organization and permanently reduced our cost structure to more efficiently support our business. These efforts resulted in approximately $235 million of annual savings in fiscal 2020 or 23% greater than our original plan.

Chico’s FAS is a company of three unique brands and we believe we are poised to take market share in each of these businesses when the pandemic-related consumer pause lifts. We are optimistic about store traffic rebounding as vaccines become more widely available and have, in fact, seen this correlation prove out. We believe Soma, in particular, has the opportunity for significant growth. Today, the intimate apparel and loungewear market is a nearly $7 billion business in the US and is forecasted to reach over $11 billion by 2025.

Soma’s compelling position in intimates and its seven months of comparable sales growth give us confidence that Soma is on track to take a meaningful piece of this market and become one of the largest intimate apparel brands in the country. At the same time, we believe there is opportunity to optimize and strengthen both Chico’s and White House Black Market. The disruption in the competitive set has left white space that we can strategically take.

At Chico’s, we expect to reinvigorate growth through loyalty, community and design. At White House Black Market, we expect to drive consumer enthusiasm for the brand by a focus on fabric, fit and passion that meets our customer where she is in her lifestyle today.

In order to maximize the opportunities in each of our brands, we are targeting five key focus areas for 2021. First, continuing our ongoing digital transformation; second, further refining product through fit, quality, fabric and innovation; third, driving increased customer engagements through marketing; number four, maintaining our operating and cost discipline; and finally, further enhancing the productivity of our real estate portfolio.

Allow me to elaborate on each of these. Number one, continuing our ongoing digital transformation. Over the last year and a half, we prioritized digital as a primary sales channel for all three of our brands, making major strategic investments in talent and technology to pivot us to a digital-first company. We’re enabling her to shop how she chooses in a way that is personalized and simplified across every touch point of her shopping experience.

Innovative launches that we consider meaningful competitive advantage include Style Connect, our digital styling tool; MyCloset, a personal closet feature; and social proofing. Each of these tools have gained traction and driven engagement and conversion.

In the fourth quarter, Style Connect orders nearly doubled from last year. We have successfully enrolled 42% of our active customer file in Style Connect representing almost 3 million customers. Our prioritization to digital also incorporates Mobile POS, AI search engine optimization and enhanced navigation touch points across all brands.

We have also accelerated the launch of new leading-edge digital selling and fulfillment tool to drive greater online customer demand. We will be rolling out more innovations in 2021, including an optimized mobile-first experience.

We continue to leverage our digital investments, converting single channel customers to be omni-channel customers as the average omni-channel customer spend is nearly 3.5 times more than a single-channel customer.

Number two, further refining product through fit, quality, fabric and innovation. At each of our brands, we are laser focused on our customer, continually elevating our products so we can capture the greatest market share. At Soma, innovation is at our core. While beautiful solutions that extend to wellness and comfort are synonymous with our brand, our products serve our customers’ lifestyles and promote health, including a great night sleep and loungewear to live in.

We fueled our bra and panty franchises and are positioned to further expand our market share and drive results. We have a growing customer base with the most meaningful growth in our under 34 age group, as a result of more inclusive branding and evolved product assortment.

To continue capturing a broader audience, we will integrate our digitally native and younger TellTale brand on to the Soma site, which we successfully tested in the fourth quarter. At our apparel brands, as the world shifts toward comfort and work-from-home, we see increased interest in our core franchises of effortlessly chic pants and tops at Chico’s, and denim with plenty of stretch, legging and feminine tops at White House Black Market. As women emerge from their homes and continue to reinvent their wardrobe, we have developed improved fabrics and integrated new technology and comfort features to adapt to her needs.

Number three, driving increased customer engagement through marketing. Our goal is to increase brand awareness, drive engagement, generate traffic and acquire new customers through continuous marketing improvement. We are especially excited about our partnership with Salesforce, which enables us to better leverage the unified view of our millions of customers and act on our robust customer data that has been collected for more than three decades.

We can track every omni-channel customer journey and interaction, connect every commerce channel, create more engaging personalized and targeted marketing, and messaging using predictive intelligence, and adjust marketing in real-time based on trends or customer actions. The

Salesforce relationship also creates a data foundation to support the rollout of our enhanced loyalty program in the second half of this year.

And our loyalty program already has some of the highest participation rates in retail at over 90%. We also have some of the most loyal and long-tenured customers in retail. Our Chico’s customers average well over 12 years with us. White House Black Market customers average nine and Soma customers average over six, demonstrating we have the ability to retain new customers for a very long period of time. We will continue to elevate our marketing efforts with more digital storytelling, the use of social influencers and to build upon our organic social efforts and who-to-buy communication.

Number four, maintaining our operating and cost discipline. We will continue to improve our sourcing, logistics and operational processes to drive efficiencies, and speed and lower costs. We have teams focusing on a wider range of areas from further diversifying the supply chain, lowering dependence on agents, increasing the use of 3D design, and streamlining outbound shipping and ship-from-store processes, just to name a few. Over the last year, we have reduced our supplier base by 20% and agents currently represent 32% of the business, and we expect to lower that to about 18% by 2022.

And finally, number five, further enhancing the productivity of our real estate portfolio. Stores continue to be an important part of our omni-channel strategy, and digital sales are higher in markets where we have a retail presence. Soma is certainly a great example of that. While Soma is now a digital-first business, it is supported by 259 boutiques. In alignment with driving Soma to be one of the largest intimate apparel brands in the countries, we are excited about opening Soma shop-in-shops in a number of Chico’s boutiques. We have opened 10 so far this year and we will open 40 more by early May.

Our marketing data indicates that Soma and Chico’s in-store cross-shop opportunities are abundant, and we believe the shop-in-shop format will deliver meaningful brand awareness and generate both store and digital sales in markets where we are underpenetrated. In addition, we plan to convert eight White House Black Market locations into Soma boutiques.

We will also continue rationalizing and tightening our real estate portfolio, reflecting our emphasis on digital and our priority for higher profitability standards. We are currently driving store sales with less inventory and increased productivity. We’ve closed 40 underperforming locations since the beginning of fiscal 2020 and ended the fiscal year with 1,302 boutiques. We will continue to shrink our store base to align with these standards, primarily as leases come due, lease kickouts are available or buyouts make economic sense.

We have strong lease flexibility with nearly 60% of our leases coming up for renewals or kickouts available over the next three years. To further improve store productivity, we anticipate closing 13% to 16% of our remaining store fleet over the next three years, with 40 to 45 of those closures occurring in fiscal 2021. The vast majority are expected to be mall-based Chico’s and White House Black Market stores. This means from the beginning of fiscal 2019 through the end of fiscal 2023, we will close up to a total of 330 stores, well ahead of our original multiyear closure target of 250 stores.

Now, let me turn the call over to David to update you on our financial performance.

David M. Oliver, Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.
Thanks, Molly. Our balance sheet remains solid. We entered the fiscal year with $109 million of cash and cash equivalents after paying $38 million in fourth quarter rent settlements, and we navigated the fourth quarter without increasing debt levels on our newly amended credit facility, which matures in October 2025.

As you recall, last year, we renegotiated over 90% of the store leases, resulting in commitments of $65 million in rent abatements and reductions. On a cash basis, approximately $44 million of these savings were realized in fiscal 2020 with the majority of the balance expected to be realized in fiscal 2021.

This $65 million represented about 25% of our annual rent expense, which we felt was a reasonable request at the time. However, with the effect of the pandemic now extending well beyond original expectations, this month we are launching Phase 2 of our lease renegotiation process, going back to our landlords for additional reductions. Phase 2 will focus on the continuing COVID impact on our stores.

We will, again, work with A&G Real Estate Partners to obtain what we expect will be meaningful rent concessions. We will provide an update on this initiative during our first quarter earnings call. In the fourth quarter, we permanently closed 8 stores, bringing our net year-to-date closures to 39. As of fiscal year end, we have closed 123 stores since the beginning of fiscal 2019.

Turning to fourth quarter performance, net sales totaled $386.2 million compared to $527.1 million last year. This 26.7% decrease reflects a comparable sales decline of 24.9% as well as the impact of 39 net store closures in the year, partially offset by a double-digit growth in digital sales. For the fourth quarter, we reported a net loss of $79.1 million or $0.68 per diluted share, which included $35.9 million or $0.32 per diluted share and significant after-tax non-cash charges outlined in today’s release. The majority of these charges related to a $32.1 million or $0.28 per share deferred tax asset valuation allowance.

Gross margin in the fourth quarter was 19% of net sales compared to 32.5% last year. The rate decline primarily reflected lower maintained margin in our apparel brands and deleverage of fixed occupancy costs. Lower apparel maintained margin rates primarily reflected the impact of declines in average unit retails, with higher sales driving promotional activity and increased markdowns mix versus last year.

Also keep in mind that fourth quarter occupancy costs, a component of gross margin, does not reflect meaningful savings from rent reductions, as these reductions are being recognized pro rata over remaining lease terms. I’m pleased with how swiftly our team pivoted our assortment and managed inventory. We believe our inventory is current and properly balanced with the influx of new, seasonally appropriate receipts.

We ended the year with inventories down over 17% from the prior fiscal year-end, and weeks of supply are substantially less than last year. More importantly, our inventory is appropriately targeted. Our apparel inventories are down over 20% and Soma inventories are up 2% year-over-year. As we look ahead to the first half of fiscal 2021, we’re planning year-over-year apparel inventories down more than 30% and Soma inventories up over 30%, as we continue to capitalize on the momentum in this rapidly growing business.

SG&A expenses for the fourth quarter totaled $136.2 million, an improvement of $40.8 million from last year, reflecting our ongoing expense reduction initiatives to align our cost structure with sales. The effective fourth quarter tax rate was a provision of 20.4% compared to a benefit of 21.6% for last year’s fourth quarter. The current year effective tax rate primarily reflects the deferred tax asset valuation allowance charge, partially offset by the favorable rate differential due to the benefits provided under the CARES Act.

The fourth quarter valuation allowance is a non-cash charge as a result of ongoing pandemic-related uncertainty surrounding the future realizability of the related deferred tax assets. Our financial position and liquidity are being bolstered by strong digital performance across all brands, retail store sales and a significantly leaner expense structure that better aligns costs with sales. In addition, our fiscal year-end balance sheet reflects a federal income tax receivable of approximately $55 million that we expect to realize in the second quarter of fiscal 2021.

Turning to our outlook, given the ongoing market disruption caused by the pandemic and related uncertainty on timing and extent of the market recovery, we’re not providing specific fiscal 2021 forward-looking guidance at this time. However, we believe it would be helpful to have a view into our planning for the coming year, and are providing color.

At this time, we expect to benefit from the COVID-19 vaccine rollout, particularly given our customer base, and are planning for consolidated sales trends to improve in the back half of the year. As Molly noted, we are seeing traffic trends improve in areas where vaccines are becoming more widely available.

For planning purposes, consolidated sales trends for the first half of the year are expected to be largely in line with our reported fiscal 2020 results. Looking at each brand, we expect continued strong performance of Soma with performance at Chico’s and White House consistent with market expectations.

In addition, we expect our ongoing investment at the digital channel to deliver continued sales growth. We expect cost savings realized in fiscal 2020 to be maintained in fiscal 2021. We are continuing to implement supply chain efficiencies and intend to maintain stringent inventory controls, with fiscal 2021 first half inventories planned down roughly 30% to last year.

These actions are expected to deliver significant improvement in current margin levels. We believe the actions we have taken, combined with our solid financial position, increased flexibility under our credit facility, and our competitively positioned brands, enable us to emerge as a stronger company in 2021 and beyond.

I’ll now turn the call back over to the operator for Q&A.

QUESTION AND ANSWER SECTION
Operator: Thank you. At this time, we will be happy to take your questions. [Operator Instructions] And today’s first question comes from Susan Anderson with B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi. Good morning. Thanks for taking my question. I guess, quick question on your guidance for sales for the first half to be flat. Is that, I guess, consistent across first quarter and second quarter? Are there any differences you’re expecting there? And then also, with the stores now open in first quarter versus last year, I think they were shut half the quarter, are you expecting Chico’s and White House to be down or flat? And then, it like sounds like you expect Soma to be positive. And I’m just curious, have you seen yet – as maybe some of your customers have started to get vaccinated, have you seen them come back to the stores yet? Thanks.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Good morning, Susan. What we are...

<Q – Susan Anderson – B. Riley FBR, Inc.>: Good morning.

<A – Molly Langenstein – Chico’s FAS, Inc.>: In terms of our outlook, what we’re saying is that our trends are in line with what’s happening in the market. So, in other words, yes, we are definitely seeing that, as before, where we followed virus and then traffic followed the virus, we are now seeing the inverse that traffic is following the vaccine. So in the areas where there is a – for our target customer, the majority of the people that are vaccinated, we are seeing the improvement in traffic. So, we believe that traffic and sales will continue to follow that trend line as it did in 2020. And so, that’s how we are looking at sales for the first half of the year.

In terms of your question on Soma, we believe that the runway that we’ve had in Soma and the investments that we’re making in the inventory will continue to pay out greater than the market trends that we have in front of us.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. That’s really helpful. Thank you. And then, just if I could add a follow-up on gross margin, how much of that deleverage was occupancy in the fourth quarter versus the maintained margin? And then, can you talk about the puts and takes you see for first quarter? It looks like your inventory is pretty lean. And I think you mentioned that, first quarter, it’s going to be down 30%. So, are you expecting to maintained margin to improve year-over-year?

<A – David Oliver – Chico’s FAS, Inc.>: Yeah. Looking at the maintained margin, occupancy cost was the material driver of the deleverage on the rate. But we also had a few other items that impacted the number. One, I would call out, would be the promotional activity moving through inventory, as well as shipping costs. Like other retailers, we are incurring higher shipping prices with the increased market demand for shipping as more consumers pivot to shopping online and the port delays. More specifically, when you look at the fourth quarter, the port delays have required us to flip some goods to air from vessels to meet demand. The combined increase of those escalating costs in the fourth quarter was approximately $7 million. But we are taking action to mitigate the impact of that moving forward, but do expect our shipping costs in fiscal 2021 to remain higher.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. And are...

<A – Molly Langenstein – Chico’s FAS, Inc.>: So, yes, Susan, we do expect margins...

<Q – Susan Anderson – B. Riley FBR, Inc.>: Sorry. Go ahead.

<A – Molly Langenstein – Chico’s FAS, Inc.>: And we do expect margins to be better because our inventories are very lean. And so, we expect to be less promotional in the apparel brands. We were flat in promotion in Q4 in Soma and we expect to be less promotional in the apparel brands, and margins to improve.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. And just on the port delays, are you expecting an impact in the first quarter with – are you seeing late deliveries or were you able to manage around that?

<A – Molly Langenstein – Chico’s FAS, Inc.>: We’ve been closely monitoring the supply chain. We’ve had no cancellations from our suppliers. We’ve paid a little bit of a premium for vessel space and cargo space in order to ensure our consistency of getting goods to the US. The delays have been at the ports, consistently out of the LA Port. We are now starting to see a little bit of delays out of the Savannah port as well. We’ve made decisions, where we’ve needed to drive sales, on flipping from vessel to air, mostly in particular in the Soma brand. And we’ve adjusted floor sets and marketing, based upon some of the delays that we’ve experienced. So, we literally have a weekly meeting to stay close to the issue and we’re confident that we have the impact realized in the sales.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. That’s helpful. Thanks so much. Good luck for this year.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Susan.

Operator: And our next question today comes from Marni Shapiro with The Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hey, guys. Amazing, at Soma, the stores have looked truly amazing. I guess, a follow-up on that conversation about the freight costs and flipping of floor sets and everything in the marketing, have you had to incur costs to get all of this done or were you doing it on the fly? You hadn’t planned too much, so you didn’t have to undo and redo.

<A – Molly Langenstein – Chico’s FAS, Inc.>: We did have to incur costs in terms of air for the fourth quarter. And most of that was to drive Soma and to drive the gifting. For just the apparel brand and when following the floor set, it had, I’d say, on average, about a two-week impact versus where we were originally planning sets to be customer facing and make sure that the assets follow the inventory and are aligning closely to make sure that the product and the marketing is aligned.

<Q – Marni Shapiro – The Retail Tracker>: All right. But there hasn’t been an incremental cost to the marketing or to the changes you made to the floor sets, it’s more of the freight costs that were the incremental.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Correct.

<Q – Marni Shapiro – The Retail Tracker>: Okay. And then just also a follow-up, you talked a lot about the store, the shop-in-shops of Soma. I’ve seen two of them built. Your associates were shaking with excitement, it was so exciting. But are you going to open any stand-alone Soma stores as well, because I don’t know if that came through in the call today?

<A – Molly Langenstein – Chico’s FAS, Inc.>: We’ve identified eight White House Black Market stores where it makes sense to flip them to Soma. And so, those are the first that we’ve identified in addition to the 40 other shop-in-shops that we have rolled out and by May in Chico’s locations. And we are excited to report that the 10 initial shop-in-shops are beating our expectations.

<Q – Marni Shapiro – The Retail Tracker>: That’s very exciting. And one last follow-up, f it’s okay if I could sneak it in. I guess, how are you thinking about the balance of product at White House? Because, in particular, with your stores – actually, I don’t even know, because Chico’s was so hard hit too with the customer, but the White House customer was going to White House to buy outfits to go to the office and then outfits to go to bridal showers, and events and parties and graduations, none of which happened. As we start to step back into all that, I guess, how are you planning to re-layer in the dresses and all of that, so you don’t get caught with all leggings when she’s looking for dresses, but all dresses when she is still looking for leggings? Like, what’s your thought around that?

<A – Molly Langenstein – Chico’s FAS, Inc.>: We are maniacally listening to our customer. We have a, every other week, conversation with our customers to understand what’s happening in her life and how she is thinking about the coming months and maybe events that she is starting to think about participating in again. In addition to that, we are staying very close to searches online in addition to Google search and starting to see some activity where she is starting to look a little bit more aggressively, even though it’s down significantly. So, we have positioned product in the pipeline so that we can pull triggers when she is ready. And we’re also using the US data on when people are getting vaccinated and we’re going to have to make some decisions just in terms of when she is going to open back up again, because we feel that the closure and the reopening are probably going to be a swift. So, that timing is critical for us to stay close to.

<Q – Marni Shapiro – The Retail Tracker>: Yeah. Fantastic. Best of luck, guys.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Marni.

Operator: And our next question comes from Dana Telsey with Telsey Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Good morning, everyone. As you think of the rent abatements, which were considerable in 2020, the $65 million, what is coming up in 2021? Could it be as significant in 2021 as compared to what you achieved in 2020? And then, when you think about digital, how are the digital margins given as it is scaling? Is there any synergies that you can get and how do you expect it to be in 2021? Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Dana. I’ll let David take the rent abatements and then I’ll take digital margins.

<A – David Oliver – Chico’s FAS, Inc.>: With respect to rent abatements, we are now in the planning stage of that Phase 2. We’ll be launching that next week. But looking at what our plans are at this point – looking at our plans this point, we’re really working with A&G. We think that it will be meaningful savings moving forward. We have not put a number to it that we’re putting publicly at this time, but we’ll update you on the first quarter call. But we will be launching that next week.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yeah, Dana, when we looked at the original work that we did with A&G, at the time, we thought there was only going to be about a disruption in the quarter of the year. So, that was what we sought out to negotiate from our landlords and we’re successful to achieve that. As the doors are opened, we all know they’re not normal. They are opened, but they still have reduced hours, they have less inventory, they have social distancing guidelines. So, they’re still the – the stores are not operating as they normally would be even though they are open. So, we felt that it was important to go back since the original timeline we expected to only be a quarter of the year has lasted actually still through now and that we’re looking at those social distancing and guidelines and the reduced hours to continue through the spring season, and why we felt confident that we needed to go back as the situation was not normal to go back to our landlords since the situation has been longer than the quarter that we had expected in 2020. So, I don’t expect it to be material to the levels that we had last year, but material enough that we wanted to launch a Phase 2.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: In regards to the digital margins, the digital margins in Soma are encouraging and we feel confident that we’ve built and strategically engineered a strategy that didn’t happen by happenstance. We went after a three-year strategy within Soma, because we saw the market share way before COVID started and materially wanted to go after owning the intimate apparel space. We made strategic decisions to eliminate categories within the business and drive some of those, which included the launch of lounge, which we had in the pipeline before COVID even came into impact. So, we are really excited about how we were able to drive the digital margins in the Soma brand, and confident that we have a playbook to mimic within the apparel brand as the pause within COVID starts to lift and she starts to get out of the house.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: You’re welcome.

Operator: Thank you, this concludes our question-and-answer session. I’d like to turn the conference back over to Molly Langenstein for closing remarks.

Molly Langenstein, Chief Executive Officer, President & Director, Chico’s FAS, Inc.
Thank you so much, Rocco. We are a company of three unique bands, each with well defined competitive advantages and unique growth opportunities. I am encouraged by our results and bullish about our company’s future. The Soma increase was strategically engineered and I have every confidence in the opportunity in all three brands as the COVID pause lift.

Our vision to be a digital-first company, customer-led company, building a larger and more engaged customer community. We have a talented and nimble leadership team and lean organizational structure. Our balance sheet and financial position are solid. In 2021, our goal is to build on our strengths and execute on our five key focus areas to maximize the opportunities in each of our brands and create meaningful value for our shareholders.

Thank you so much for your interest in Chico’s FAS and for joining us today. We look forward to speaking with you again in June for our first quarter call.

Operator: Thank you. And ladies and gentlemen, this concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines.

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